Exhibit 99.B(d)(59)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Logan Circle Partners, L.P.

Dated March 30, 2012, as amended September 20 2013

SEI INSTITUTIONAL INVESTMENTS TRUST

Ultra Short Duration Bond Fund

Long Duration Corporate Bond Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Logan Circle Partners, L.P.

Dated March 30, 2012, as amended September 20, 2013

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Long Duration Corporate Bond Fund

[REDACTED]

Ultra Short Duration Bond Fund

[REDACTED]

SEI Investments Management Corporation	Logan Circle Partners, L.P.

By:	By:

/s/ William T. Lawrence	/s/ Jude T. Driscoll

Name:	Name:

William T. Lawrence	Jude T. Driscoll

Title:	Title:

Vice President	Chief Executive Officer